Exhibit 99.1

Nalco Company
1601 West Diehl Road
Naperville, IL 60563-1198
August 22, 2008	USA

Mr. Eric G. Melin

Dear Eric:

We are pleased to confirm to you our offer of employment with Nalco Company (the "Company") according to the terms set forth in this letter:

Position Title:	You are being offered the position of Chairman, Asia Pacific. Your work location will be Shanghai, China.

Commencement Date:	We expect you to commence your employment on a mutually agreed date (the “Commencement Date”) as soon as practicable.

Base Salary:	Your base salary will be $420,000 per annum, to be reviewed annually and subject to periodic adjustment in accordance with the Company’s executive compensation program.

Annual Incentive Plan:
You will participate with other senior management in the Amended and Restated Management Incentive Plan of Nalco Company (the "MIP"). The amounts awarded each year will be determined by the Compensation Committee typically targeting a percentage of a participating employee’s Market Value Point (MVP) and dependent upon the level of achievement of various personal and/or Company performance objective(s).

For the initial year your annual target under the MIP will be 65% of your base salary of $420,000, with a range of award to be earned of 0% to 200% of target based on performance. Your actual payout will be prorated for the portion of the year you are employed by Nalco.

Annual Stock Awards:
The Company includes annual equity grants of stock options and performance shares (“Stock Awards”) under the Company’s 2004 Amended and Restated Stock Incentive Plan (the “Stock Plan”) as a component of its executive compensation program. The amounts, terms, timing, and mix of the Stock Awards will be determined annually by the Compensation Committee based on various factors. For the initial year, you will receive Stock Awards with an aggregate fair value on the date of grant of 100% of your annual base salary pro-rated for the portion of the year during which you are employed. Fifty percent of the award will be granted as Stock Options and 50% will be granted as Performance Shares.  The valuation will be based on application of the stock-based compensation-pricing model as then adopted by the Company.  Your annual Stock Awards will be evidenced by grant documents issued in accordance with the Stock Plan.  The performance goals for FY08 and 09 under this plan are EBITDA, growth and cost savings and grants under the Stock Plan will vest only if you are employed on the vesting date.

Per Company policy, all grants will be made on the fifth business day of the month following your commencement date based on the closing price for NLC on that date.

Sign-on Equity Grants:
You will receive Sign-on Equity grants in the amount of $1,200,000 as described below (the “Sign-On Grants”).

Restricted shares:  You will receive restricted shares equal to $400,000 and such shares will vest 100% three years after the date of grant.  The number of restricted shares will be determined based on the value of the shares at closing on the fifth business day of the month following the commencement date.

Stock options:  You will receive a grant of stock options valued at $600,000. Such options will be issued with an exercise price based on the closing price on the fifth business day of the month following your commencement date, will have a 10 year term from the date of this grant, and will vest 100% on the third anniversary of the date of grant.

You will also receive a grant of performance shares having a value of $200,000.  The performance period will cover the three-year period from 2009-2011 with the shares vesting at the end of that period.  For this grant of performance shares there will be individual performance criteria established by the CEO and VP Human Resources with your input no later than ninety (90) days from the first day of your employment with the Company and these performance criteria will become additional conditions for the vesting of the grants.

Your Sign-On Grants will be evidenced by separate Award Agreements issued in accordance with the terms and conditions of the Stock Plan.

For the Sign-On Grants, you must be employed by the Company on the date of vesting, unless your employment was terminated without just cause, in which case all sign on restricted shares, options and performance shares shall immediately vest.  In the event of your death or long term disability (as defined under the Company’s long-term disability plans), a prorated portion of the sign-on equity grants shall vest reflecting the period of service, and for the performance shares, a reasonable determination as to the achievement of the performance elements of the performance shares.

For purposes of this letter “just cause” shall mean (i) your engaging in gross or willful misconduct (which includes insubordination) in the performance of your duties or intentional failure to comply with a specific, written directive of the CEO or the Board of Directors, as reasonably determined by the Board of Directors of the Company; (ii) the commission by you of a felony, perpetration of a fraud against the Company, or dishonesty which, in the reasonable judgment of the Board of Directors of the Company reflects adversely on the Company; (iii) your material breach of your employment agreement as reasonably determined by the Company; (iv) your material violation of the Company’s policies and procedures, including the Company’s Code of Ethical Business Conduct or Officers Ethics Code; or (v) the Executive’s failure to cooperate in any audit or investigation of the Company’s financial statements or reports and filings with the Securities and Exchange Commission, or the business practices of the Company or its direct or indirect subsidiaries.  A termination under (iii) or (iv) can occur only after you fail to cure any violation or breach within fifteen (15) business days, with such cure determined by the Board of Directors of the Company, excluding any days you are on paid vacation, of your receipt of written notice by the Board of Directors of the Company of the breach or violation.
Per Company policy, all grants will be made on the fifth business day of the month following your commencement date.

Severance Agreement and Representations:
The Company intends to enter into a Severance Agreement with you.
Your Severance Agreement will provide for certain severance payments and continuation of certain benefits for a period following (i) a termination by the Company without just cause and (ii) execution and delivery to the Company of a prescribed form of waiver and release.  Your Severance Agreement also will impose certain restrictive covenants on you, including matters pertaining to confidentiality, cooperation, non-competition, non-solicitation, and non-disparagement.  Your severance protection includes the following:
A severance payment under the Severance Agreement equal to one and a half times (1.5x) the sum of your base salary and target MIP (defined above) payment, plus a prorate MIP payment for the year in which the termination occurs;
18 months of continued medical and dental coverage for which you will only pay the active employee rate(s); and
eligibility for certain outplacement services following termination.

You represent and warrant that: (i) there are no contractual or legal impediments that restrict your acceptance of employment with Nalco or would in any way restrict your performance of your job and (ii) you will not bring or use any confidential or proprietary information or property of any prior employer.

Transition Assistance:	You will be covered by the Company’s standard international assignment and relocation programs.

Benefits and Perquisites:
You will be eligible for the standard retirement programs and other health and welfare benefit programs provided to Nalco employees and you will be entitled to four weeks of vacation.

Additionally, you will be eligible to participate in the Executive Death Benefit program, and will receive Financial and Legal Planning and Tax Preparation allowances or reimbursement up to a specified limit.

In accordance with company policy, this offer of employment is contingent upon a satisfactory background check and passing the pre-employment substance abuse screening test.

This letter agreement, including the various separate agreements referred to herein, embodies the full contents of your employment offer.

Eric, we’re very excited about the prospect of your joining Nalco and look forward to welcoming you to the Company. We would like your response by August 25, 2008.  If you have any questions in the meantime, please call me so we can discuss them.

Sincerely yours,

J. Erik Fyrwald
Chairman, President and Chief Executive Officer

Accepted:

Eric G. Melin	Date